Exhibit 99.1

FOR IMMEDIATE RELEASE:

July 1, 2014

Contact: Brian D. Young

President and CEO

United Bancshares, Inc.

United Bancshares to Expand into Marion County and Delaware County with the Acquisition of The Ohio State Bank

Columbus Grove, Ohio

United Bancshares, Inc. (Nasdaq: UBOH) (the "Company"), the parent company of The Union Bank Company (collectively with the Company, "United Bancshares"), today announced that it has entered into a definitive agreement with Ohio State Bancshares, Inc. (“Seller”) and Rbancshares, Inc., the parent companies of The Ohio State Bank (the “Bank”) headquartered in Marion, Ohio to purchase all of the Bank’s issued and outstanding capital stock.

Under the terms of the agreement, United Bancshares will acquire the Bank for consideration that includes the assumption of Seller’s $3.0 million Trust Preferred Stock plus unpaid accrued interest thereon, repayment of approximately $550,000 of senior debt owed by the Seller to another financial institution, as well as a cash payment equal to approximately 50% of the Bank’s tangible capital at closing after adjusting for the aforementioned liabilities and certain transaction expenses.

United Bancshares currently serves commercial and consumer clients through 12 full service locations in Allen, Hancock, Putnam, Sandusky, Van Wert and Wood Counties in Ohio. As of March 31, 2014, United Bancshares had $554.9 million of assets, $301.1 million of loans, $461.1 million of deposits, and $64.5 million of equity capital. United Bancshares had a ratio of tangible common equity to tangible assets of 10.00% as of March 31, 2014.

The Ohio State Bank has three full service locations in Marion and Lewis Center, Ohio. As of March 31, 2014, the Bank had total assets of $94.2 million, total loans of $69.9 million and total deposits of $76.0 million.

"This partnership with Ohio State Bank marks the next step in expanding United Bancshares community banking services throughout our markets and highlights our commitment to protecting access to a locally owned and operated community bank for businesses and individuals in our communities," commented Brian D. Young, President and CEO of the Company. "A number of the smaller community banks in our region are finding it difficult to maintain their independence in this economic and regulatory environment. We are excited for the opportunity to continue offering the advantages of community banking, plus the additional products and services of a stronger combined company to these communities."

Mark Kelly, President and CEO of Ohio State Bancshares, added, "We have been looking for a strong partner to ensure that our customers continue to receive the local attention they deserve. With its strong balance sheet and capital ratios, as well as the proximity of its headquarters to our markets, we recognized that United Bancshares was the ideal partner to be the steward of the relationships that The Ohio State Bank has built since the bank was founded in 1988.”

United Bancshares expects the transaction to be financially beneficial for its shareholders. “The management team at The Ohio State Bank has done a great job cleaning up the former problems in its loan portfolio,” said Young. “Unfortunately, as a result of its prior asset quality challenges and reduced capital ratios, the bank has been saddled with a hefty financial burden from increased FDIC insurance expense and elevated operating expenses. By eliminating those excess expenses, as well as customary cost savings in areas including management, technology, and outside service providers, United Bancshares believes that the acquisition of this franchise will generate attractive returns for our shareholders and be an effective use of our existing capital.”

After the transaction is complete, the Company expects to operate The Ohio State Bank’s three branches as branches of The Union Bank Company.

The transaction is expected to be completed during the fourth quarter of 2014, subject to regulatory approvals and other customary closing conditions.

Performance Trust Capital Partners, LLC served as financial advisor to United Bancshares. Dinsmore & Shohl, LLP served as legal counsel to United Bancshares. Shumaker, Loop & Kendrick, LLP served as legal counsel to Ohio State Bancshares, Inc. and Rbancshares, Inc.

About United Bancshares Inc.

United Bancshares, Inc. is the holding company of The Union Bank Company, which serves Allen, Hancock, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delphos, Findlay, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville, Ohio.

About The Ohio State Bank

The Ohio State Bank was chartered in Marion, Ohio in 1988. It has offices in Marion and Lewis Center, Ohio. The Bank has approximately $94 million in assets and 21 employees. The Ohio State Bank is a state of Ohio chartered commercial bank and is FDIC insured.

SAFE HARBOR STATEMENT

Certain statements contained in this press release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995. The words "would," "exceed," "should," "anticipates," "believe," "steady," "dramatic," and variations of such words and similar expressions are intended to identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions including, but not limited to, the successful completion and integration of the transaction contemplated in this press release, which includes the retention of the acquired customer relationships, adverse changes in economic conditions, the impact of competitive products and pricing and the other risks set forth in the Company’s filings with the Securities and Exchange Commission. As a result, actual results may differ materially from the forward-looking statements in this news release.

The Company encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2013 calendar year, filed with the Securities and Exchange Commission on March 19, 2014.